Exhibit 10.61

SALES AND MARKETING OUTSOURCING AGREEMENT

This Sales and Marketing Outsourcing Agreement (this “Agreement”) is made effective July 1,2005 (the “Effective Date”) between Aegis Communications Group, Inc., a Delaware corporation having offices located at 8001 Branch Drive, Irving, Texas 75063 (“Aegis”), and Business Transformation Consulting Inc, a Delaware corporation having offices located at 1135 Meadow Creek Dr., Irving TX 75038 (“Contractor”).

WHEREAS, Aegis desires to outsource its sales and marketing functions including client prospecting, market research, leads generation, customer acquisition, up-selling, cross-selling, building loyalty programs and relationship management (the “Sales Functions”) to support its inbound and outbound telephone services (the “Services”); and

WHEREAS, Contractor is willing to provide the Sales Functions on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Aegis and Contractor agree as follows:

1. Referral of Potential Purchasers. Aegis hereby authorizes Contractor to market its Services to potential purchasers of the Services (“Purchasers”). All Purchasers solicited by Contractor are to be forwarded to Aegis for acceptance or rejection. Aegis reserves the right to solicit Purchasers directly or through another entity, and shall pay no compensation to Contractor for Purchasers solicited directly by Aegis or another entity, unless the Purchaser is listed in Exhibit A as a prospect and enters into an agreement with Aegis during the referral period set forth in Exhibit A. In every instance, Aegis has the sole and absolute right to determine, in its sole discretion, the acceptability of any Purchaser, and the terms and conditions of any agreement with a Purchaser. Aegis has no obligation to bid for, quote prices to, negotiate with, or accept agreements from, any Purchaser. Contractor agrees to disclose to each Purchaser that (a) Aegis is under no obligation to provide Services to any Purchaser, and (b) Contractor has no authority to bind Aegis.

2. Payments.

a.	Commissions. Aegis will pay Contractor commissions as set forth in Exhibit A. Aegis shall pay the required commissions to Contractor within (a) 30 days after the last day of the month during which Aegis receives payment from a Purchaser or (b) such other time period as agreed by the parties in writing for a specific Purchaser. Aegis will not withhold any federal income taxes or pay any social security taxes, domestic or foreign, on account of any commissions paid or payable to Contractor. CONTRACTOR IS RESPONSIBLE FOR THE PAYMENT OF ANY FEDERAL, STATE AND LOCAL INCOME TAX, SELF-EMPLOYMENT TAX, BUSINESS LICENSES, BUSINESS REGISTRATIONS, OR OTHER TAXES, LICENSES OR REGISTRATIONS ASSOCIATED WITH CONTRACTOR’S ACTIVITIES UNDER THIS AGREEMENT.

b.	Payment to Aegis. Upon execution of this Agreement, Contractor shall pay Aegis $250,000. This payment shall be towards leads generated by Aegis and transferred to the Contractor and towards training of Contractor’s employees by Aegis. Training shall include visit of Contractor employees to Aegis Call Center(s) and familiarization with existing Aegis processes.

3. Aegis’s Duties. Aegis shall use commercially reasonable efforts to provide Contractor with commercial assistance and information necessary for Contractor to carry out its activities under this Agreement. All books, documents, other materials and samples so supplied to Contractor shall be the property of Aegis, and shall be returned to it upon request. At Aegis’s expense, Aegis shall provide Contractor’s employees with health insurance, and workers’ compensation coverage, as may required by the laws of Texas. Aegis will however charge the contractor for the full time services of domain experts loaned to the Contractor for the purposes of supporting the outsourced sales and marketing functions.

4. Term and Termination. This Agreement shall remain in effect for one year, beginning on the Effective Date, and shall automatically renew for consecutive one year periods (collectively, the “Term”), unless it is terminated as provided in this Section 4. Either party may terminate this Agreement upon 90 days prior written notice to the other. In the event of a material breach by either party of this Agreement, the non-breaching party may terminate this Agreement upon written notice to the breaching party and failure to cure the breach by the breaching party within 15 days of such written notice. Either party may immediately terminate this Agreement upon written notice to the other party if (a) the other party petitions for relief under the Federal Bankruptcy Code; (b) any involuntary petition thereunder is filed against the other party and is not dismissed within 90 days; (c) relief under the Federal Bankruptcy Code is granted with respect to the other party as a debtor; or (d) the other party makes a general assignment for the benefit of creditors. Upon termination of this Agreement, Contractor will discontinue any and all commercial activity relating to sales of the Services. Contractor also agrees to return price and data books, sales plans and aids, and any and all other material and equipment furnished to it by Aegis.

5. Confidentiality. In performing its obligations under this Agreement, each party may receive information (the “Receiving Party”) of a confidential and proprietary nature regarding the other, including information about such party’s intellectual property and its operations, research, marketing plans, strategies and customer lists (collectively, “Confidential Information”). The Receiving Party shall hold the other party’s Confidential Information in strict confidence, shall not use such Confidential Information except as permitted hereunder, and shall not disclose such Confidential Information to any third party without the prior written consent of the disclosing party (the “Disclosing Party”). Each party will use the same degree of care to protect the Disclosing Party’s Confidential Information as it uses to protect its own Confidential Information of like nature, but in no circumstances less than reasonable care. The Receiving Party shall ensure that its employees and agents are bound to the same obligations of confidentiality as the Receiving Party. Confidential Information does not include (a) information which is known to the Receiving Party prior to the date of receipt and not obtained or derived in any manner related to this Agreement; (b) information which is or becomes part of the public domain through no fault of the Receiving Party; or (c) information which is obtained from a third party that lawfully possesses such Confidential Information and is under no obligation to keep such Confidential Information confidential. The Receiving Party may disclose the Confidential Information of the other in response to a valid court order, law, rule, regulation or other governmental action, provided that the Disclosing Party is notified in writing prior to disclosure of the information to permit the Disclosing Party to oppose such disclosure by appropriate legal action. Upon the termination or expiration of this Agreement or upon the earlier request of the Disclosing Party, the Receiving Party will (i) promptly return to the Disclosing Party all Confidential Information or (ii) upon written request from the Disclosing Party, destroy such Confidential Information and provide the Disclosing Party with written certification of such destruction. Upon termination or expiration of this Agreement, the Receiving Party shall cease all further use of any Confidential Information, whether in tangible or intangible form.

6. Warranties. Contractor represents, warrants and agrees (a) to seek referrals in accordance with this Agreement and in a manner consistent with all applicable laws, rules and regulations, and to obtain all professional licenses required to comply with such laws, rules and regulations, (b) that it shall not interfere in the business relationship between Aegis and Purchasers, (c) that it shall not make any misrepresentations regarding Aegis or any of the Services, (d) that this Agreement does not, to Contractor’s knowledge, cause Contractor to violate any law, statute or regulation and does not breach any other material agreement or material covenant to which Contractor is a party or is bound.

7. Limitation of Liability. THE SOLE AND EXCLUSIVE REMEDY FOR EITHER OF THE PARTIES FOR THE BREACH OF ANY AND ALL WARRANTIES AND OBLIGATIONS UNDER THIS AGREEMENT, AND THE SOLE REMEDY FOR LIABILITY OF EITHER OF THEM OF ANY KIND UNDER THIS AGREEMENT (INCLUDING LIABILITY FOR NEGLIGENCE) IS LIMITED TO THE AMOUNT OF THE COMMISSION PAYABLE TO THE CONTRACTOR BASED ON THIS AGREEMENT. IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), WILL EITHER OF THE PARTIES BE LIABLE FOR LOST PROFITS, INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

8. Indemnification Under no circumstances shall Aegis be liable for any act or omission, civil or criminal in nature, debt, misrepresentation, unlawful gratuity, or other obligation of Contractor. Contractor shall indemnify and hold Aegis harmless from and against any claim arising therefrom and the cost of defending against such claim (including but not limited to reasonable attorneys’ fees) arising directly or indirectly from, or as a result of, or in connection with conduct of Contractor’s business. Contractor covenants to make no warranties or representations concerning the Services whatsoever, except as stated in writing on the information made and furnished to Contractor by Aegis. Contractor agrees to defend and hold harmless, and indemnify Aegis from any representation made to a Purchaser in breach of this covenant. Further, Contractor hereby agrees to indemnify Aegis, its employees and agents, with respect to any claim asserted against Aegis (whether during the Term hereof or subsequent to its termination) which is based upon any breach by Contractor of this Agreement, any act of Contractor outside the scope of Contractor’s authority hereunder, or any act or omission of Contractor.

Similarly, under no circumstances shall Contractor be liable for any act or omission, civil or criminal in nature, debt, misrepresentation, unlawful gratuity, or other obligation of Aegis. Aegis shall indemnify and hold Aegis harmless from and against any claim arising therefrom and the cost of defending against such claim (including but not limited to reasonable attorneys’ fees) arising directly or indirectly from, or as a result of, or in connection with conduct of Aegis’s business. Aegis covenants to make no warranties or representations concerning the Services whatsoever, except as stated in writing on the information made and furnished to Aegis by Contractor. Aegis agrees to defend and hold harmless, and indemnify Contractor from any representation made to a Purchaser in breach of this covenant. Further, Aegis hereby agrees to indemnify Contractor, its employees and agents, with respect to any claim asserted against Contractor (whether during the Term hereof or subsequent to its termination) which is based upon any breach by Aegis of this Agreement, any act of Aegis outside the scope of Aegis’s authority hereunder, or any act or omission of Aegis.

9. Miscellaneous.

a.	Advertising. Except as otherwise agreed by the parties in writing, all advertising by Contractor under this Agreement will be at Contractor’s expense and should be presented to Aegis for approval prior to use. Aegis will provide Contractor’s employees with Aegis business cards that Contractor may use in performing the Sales Functions. Contractor shall advertise the Services only under Aegis trademarks and/or trade names and not otherwise; Contractor shall execute and deliver in accordance with Aegis’s request for such papers, and conduct at Aegis’s expense such legal proceedings, as Aegis deems necessary for the safeguarding of any of Aegis’s trademarks or trade names.

Contractor acknowledges Aegis’s exclusive ownership of Aegis’s trademarks and trade names (whether registered or not), and shall take no action inconsistent with such ownership.

b.	Ethical Behavior. Contractor shall not offer or pay any bribe to any individual or corporation. When other individuals or organizations are required to participate in the activities covered by this Agreement, they shall be compensated fairly based on the tasks performed. In no circumstances are public servants or holders of public office to be offered or paid any bribe or other benefit, direct or indirect. No contribution in any way related to Aegis shall be made by Contractor to candidates for public office or to political parties or other political organizations, regardless of whether such contributions are permitted by local laws.

c.	Relationship of the Parties. Contractor is an independent contractor who will receive its sole compensation under this Agreement by way of a commission as defined in Section 2 hereof. Except as otherwise expressly set forth in this Agreement, Contractor shall not be entitled to any benefits that are afforded to regular employees of Aegis. During the Term of this Agreement, Contractor shall not provide the Sales Functions for any other entity. Contractor shall be free to set hours, work schedule, and sales manner and method, subject to the requirements of this Agreement. Contractor shall provide its own offices, staffing, transportation, travel expense and other business overhead, except as otherwise agreed by the parties in writing. Contractor shall bear the entire cost and expense of conducting its business in accordance with the terms of this Agreement. Contractor is not an agent, subsidiary or employee of Aegis. Other than as expressly provided in this Agreement, Contractor, its agents, and employees have no power or authority to create any implied or express liability or obligation in the name of, or on behalf of Aegis, and shall not enter into any contract that purports to bind Aegis with any person or entity.

d.	Successors and Assigns. This Agreement will be binding upon, and will inure to the benefit of, the permitted successors and assigns of each party hereto. Contractor may not assign, delegate or otherwise convey this Agreement or any of its rights and obligations hereunder, to any other entity without the prior written consent of Aegis, and any attempted assignment or delegation without such consent will be void. Aegis may assign this Agreement to any successor in interest to all or any part of Aegis’s operations, so long as the assignee agrees in writing to be bound by the terms and conditions of this Agreement.

e.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, and such counterparts together will constitute one and the same instrument. Execution may be effected by delivery of facsimiles of signature pages (and the parties will follow such delivery by prompt delivery of originals of such pages).

f.	Waiver. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect, unless such waiver is provided in writing.

g.	Construction; Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

h.	Insurance. Contractor shall purchase from and maintain in a company or companies with a rating of “A” or better and lawfully authorized and licensed to do business in the jurisdiction in which Contractor is located, insurance in at least the amounts and with the insurance coverages specified in this Section. All such insurance shall cover the acts and omissions of Contractor and its employees, agents or subcontractors performing services under this Agreement, and this Section shall not be construed as limiting in any way the extent to which Contractor may be held liable for payment for damages to persons or property resulting from its activities under this Agreement or the activities of any of its employees or other persons for which Contractor is otherwise responsible. Coverage under such policies shall be primary without any right of contribution. Such insurance policies shall be maintained in full force and effect without interruption during the term of this Agreement, and shall provide that Aegis shall be given prior written notice of any cancellation or adverse material change in such policies and that any such cancellation or adverse material change shall not be effective as to Aegis for at least 30 days after receipt of such written notice. Upon written request by Aegis from time to time, Contractor will promptly provide Aegis with evidence of such insurance coverage.

Notices: All notices to be given to either party in writing will be addressed as set forth below and will be considered as properly given if (i) sent by an express courier delivery service which provides signed acknowledgments of receipt, (ii) deposited in the U.S. certified or registered first class mail, postage prepaid, return receipt requested, or (iii) sent by facsimile to the other Party’s facsimile number. All notices will be effective upon receipt. Either party will have the right to change its address for notice hereunder to any other location by giving not less than 5 days’ prior written notice to the other party in the manner set forth above.

i.	Arbitration: Aegis and the Contractor will undertake all reasonable measures for the peaceful settlement of all disputes, disagreements and claims related to this Agreement. If any dispute arises in relation to this Agreement, including any question as to its existence, validity or termination, and such dispute cannot be resolved between the Parties; such dispute shall be referred to and finally resolved by arbitration under the Rules of the International Chamber of Commerce (“ICC”). There will be one arbitrator chosen in accordance with the rules of the ICC. Any arbitration shall take place in the State of New York. Any arbitration proceeding will be conducted in English. Any judgment rendered shall be final and binding on the Parties.

If to Aegis:	If to Contractor:
Aegis Communications Group, Inc.	Business Transformation, Inc.
8001 Branch Dr.	1135 Meadow Creek Drive, #367
Irving, Texas 75063	Irving, Texas 75038
Fax No.: 972/868-0267
Attn: Legal Dept.

j.	Survival. Any right or obligation which becomes absolute before termination of this Agreement for any reason, or which is by definition of a continuing nature, will survive such termination. Notwithstanding and without limiting the forgoing, Sections 4 through 9 survive the termination of this Agreement.

k.	Governing Law. This Agreement and all of the parties’ respective rights and obligations in connection therewith will be governed by Texas law (excluding conflict rules) and the parties submit to the jurisdiction of the state and federal courts located in Dallas County, Texas for the resolution of all disputes under or relating to this Agreement or its performance.

l.	Entire Agreement. This Agreement and any Exhibits attached hereto constitute the entire agreement between the parties with respect to the subject matter and supersede any prior or contemporaneous agreement or understanding, whether written or oral, if any, between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Aegis Communications Group, Inc.:		Contractor:

By:	/s/ KANNAN RAMASAMY	By:	/s/ APARUP SENGUPTA
Name:		Name:
Title:
Date:		Date:

EXHIBIT A

1. Names of prospects :

EduCap Inc.

PharmaCare Management Services Inc.

Nations Health Inc.

MX Energy Inc.

Vartec Telecom Inc.

(This list will be updated on a quarterly basis, with the Sales Pipeline report to be reviewed by the Contractor with Aegis under the guidelines set forth in section 1 of the Agreement.)

2. Commission Structure: For each Purchaser that enters into a Services agreement with Aegis during the Referral Period, Aegis will pay Contractor 5 % of the revenue Aegis receives from the Purchaser under the Services agreement. The “Referral Period” means the Effective Date of the Agreement until the date 90 days after the last day of the Term.

Exhibit A - 1